EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our audit report dated August 12, 2010, accompanying the consolidated financial statements in this Form 10-K as of April 30, 2010 and 2009 and for the years then ended and the period from inception (March 15, 2006) to April 30, 2010.

/s/ Mark Bailey & Company, Ltd.
Reno, Nevada
August 12, 2010